Registration No. 333-

As filed with the Securities and Exchange Commission on December 31, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________

RADVISION LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 Raul Wallenberg Street, Tel Aviv, 69719, Israel
(Address of Principal Executive Offices) (Zip Code)

DIRECTOR STOCK OPTIONS
(Full title of the plan)
_________

RADVISION Inc.
Attn: David Ruby
17-17 State Highway 208, Suite 300
Fair Lawn, NJ 07410-2819 USA
(Name and address of agent for service)

(201)-689-6300
(Telephone number, including area code, of agent for service)

Copies to:
Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, New York 10005 (212) 732-3200	Rael Kolevsohn, Adv. Vice President & General Counsel RADVISION Ltd. 24 Raul Wallenberg Street Tel Aviv 69719, Israel (972)-(3)-767-9344

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares, par value NIS 0.1 per share	105,000	(3)	$19.59	(5)	$2,056,950	$146.66
Ordinary Shares, par value NIS 0.1 per share	23,300	(4)	$6.15	(5)	$143,295	$10.22
Total	128,300		N/A		$2,200,245	$156.88

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 0.1 per share (the “Ordinary Shares”) that may be issued under the director stock options by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000713.

(3)
Issuable under options to purchase 30,000 Ordinary Shares granted to each of  Messrs. Efraim Wachtel and Andreas Mattes, and under options to purchase 45,000 Ordinary Shares granted to Mr. Zohar Zisapel, all of whom are directors of the Registrant, respectively, pursuant to the approval of the Registrant’s shareholders.

(4)
Issuable under options to purchase 10,000 Ordinary Shares granted to Mrs. Liora Lev and under options to purchase 13,300 Ordinary Shares granted to Mr. Joseph Atsmon, all of whom are directors of the Registrant, respectively, pursuant to the approval of the Registrant’s shareholders.

(5)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

___________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission  (the “Commission”) pursuant to the Securities and Exchange Act, as amended (the “Exchange Act”) (Commission File No. 000-29871):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

(b)
The Registrant’s Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on January 6, 2009, February 2, 2009, February 5, 2009, February 27, 2009, March 26, 2009, March 31, 2009, April 6, 2009, April 30, 2009, May 5, 2009, May 29, 2009, June 30, 2009, July 2, 2009, July 30, 2009, July 31, 2009, August 31, 2009, October 1, 2009, October 26, 2009, October 29, 2009, November 2, 2009 and November 30, 2009.

(c)
The description of the Registrant’s Ordinary Shares contained in Amendment No. 1 to the Registration Statement on Form 8-A of the Registrant filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care concerning a distribution, a such term is defined under the Israeli Companies Law.

Insurance of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act or omission performed in his or her capacity as an office holder, as a result of:

•	a breach of the office holder’s duty of care to the company or to another person;

•
a breach of the office holder’s duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; or

•	a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•	a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

•
reasonable legal expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•
reasonable legal expenses, including attorneys’ fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company’s behalf or by another person, against the office holder, or in a criminal charge from which he was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a company’s articles of association may permit the company to:

•
prospectively undertake to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company’s board of directors deems foreseeable considering the company’s actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

•	retroactively indemnify an office holder of the company.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently.

•	any act or omission done with the intent to unlawfully yield a personal gain; or

•	any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law.  On January 18, 2000, our shareholders agreed to indemnify our office holders to the fullest extent permitted under the Israeli Companies Law.  At our 2007 annual general meeting of shareholders, our shareholders approved a new form of indemnification agreement, which indemnifies the office holders to the fullest extent permitted under the Israeli Companies Law as currently in effect.  We have obtained directors and officers liability insurance for the benefit of our office holders.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  EXHIBITS.

Exhibit No.

4.1	Memorandum of Association (1)
4.2	Articles of Association, as amended (2)
4.3	RADVISION Ltd. 2000 Employee Stock Option Plan (3)
4.4	Form of option agreement (4)
5	Opinion of Rael Kolevsohn, Adv., Vice President & General Counsel
23.1	Consent of Rael Kolevsohn, Adv. (included in Exhibit 5)
23.2	Consent of Kost Forer Gabbay and Kasierer, a Member of Ernst & Young Global
24	Power of Attorney (included as part of this Registration Statement)

________________________________________

(1)	Filed as an exhibit to the Registrant’s registration statement on Form F-1 (Registration No. 333-30916), filed with the Securities and Exchange Commission, and incorporated herein by reference.

(2)	Filed as Exhibit 1.2 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission, and incorporated herein by reference.

(3)
Filed as Exhibit 10.1 to the Registrant’s registration statement on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission, and incorporated herein by reference.

(4)
Filed as Exhibit 4.5 to the Registrant’s registration statement on Form S-8 (Registration No. 333-155444), filed with the Securities and Exchange Commission on November 18, 2008, and incorporated herein by reference.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on December 31, 2009.

RADVISION LTD.

By:	/s/ Boaz Raviv
Name:	Boaz Raviv
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boaz Raviv and Adi Sfadia, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of RADVISION Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 31, 2009 by the following persons in the capacities indicated.

Signature	Title
/s/ Zohar Zisapel Zohar Zisapel	Chairman of the Board of Directors
/s/ Boaz Raviv Boaz Raviv	Chief Executive Officer
/s/ Adi Sfadia Adi Sfadia	Chief Financial Officer and Principal Accounting Officer
/s/ Joseph Atsmon Joseph Atsmon	Director
/s/ Liora Lev Liora Lev	Director
/s/ Yoseph Linde Yoseph Linde	Director
/s/ Efraim Wachtel Efraim Wachtel	Director
RADVISION Inc. By: /s/ David Ruby Name: David Ruby Title: General Manager - Americas	Authorized Representative in the United States